Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-216666) and on Form S-8 (No. 333-207265) of Staffing 360 Solutions, Inc., our report dated April 12, 2017 relating to the consolidated financial statements of Staffing 360 Solutions, Inc., which appear in this Form 10-K/T.

/s/ RBSM LLP

New York, NY

April 12, 2017